Exhibit 99

National Western Life Announces 2003 First Quarter Earnings

Austin, Texas, May 7, 2003 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today consolidated net earnings of $9.7 million, or $2.74 per diluted share, for the quarter ended March 31, 2003, which included write-downs of investments considered impaired. The Company reported consolidated net earnings of $12.2 million, or $3.45 per diluted share, for the quarter ended March 31, 2002. The Company's book value per share at March 31, 2003 increased to $176.63 from $172.26 at December 31, 2002.

Earnings from operations, excluding net realized losses on investments, totaled $14.1 million for the quarter ended March 31, 2003, exceeding by over 15% the results for the quarter ended March 31, 2002 of $12.2 million. Mr. Moody noted that the Company's significant sales increases in 2002 continued into the first quarter of 2003. In 2002, the Company's annuity sales increased 46% over the prior year and for the quarter ended March 31, 2003 were up nearly 117% over the comparable quarter in 2002. The low interest rate environment has been favorable for sale of the Company's fixed rate annuity products and interest in equity-indexed annuity products during the first quarter also increased. Mr. Moody indicated the Company added a new series of products to its equity-indexed annuity portfolio during the first quarter. Similarly, universal and traditional life product lines also exhibited solid growth during the first quarter with sales increasing approximately 14% in 2003 over 2002. Mr. Moody observed that year over year increases in life sales during 2003 would be more modest given the substantial sales increases in 2002 that more than doubled over the prior year.

The Company incurred investment losses, net of taxes, of $4.4 million for the quarter ended March 31, 2003, or $1.23 per diluted share. For the quarter ended March 31, 2002, the Company reported investment gains, net of taxes, of $35,000, or $0.01 per diluted share. The first quarter investment loss includes a write-down in holdings of debt securities of AMR Corp. (American Airlines) that the Company determined had been impaired given American Airlines' ongoing financial challenges. Also included in the first quarter investment loss are write-downs on several collateralized bond obligation instruments.

Mr. Moody stated that other aspects of the Company's operations have performed within expectations. Policy retention has been favorably assisted by low interest rates and lackluster equity markets. Despite losses during the first quarter of 2003 in index options purchased to hedge the equity component of the Company's equity-indexed annuity products, the product line was profitable for the quarter. Claim experience during the quarter ended March 31, 2003, was higher than previous quarters but not significantly beyond expected levels. Mr. Moody further noted that the Company has been successful managing the investment spreads of its interest-sensitive products despite the challenges of declining investment yields in the marketplace.

At March 31, 2003, the Company maintained total stockholders' equity of $622.6 million, assets in excess of $4.3 billion, and life insurance in force of approximately $12.0 billion.

Summary of Consolidated Operating Results
(In thousands except per share data)
	Three Months Ended
	March 31,

	2003	2002

Revenues:
Revenues, excluding realized investment
gains (losses) and index options	$88,625	83,483
Index options	(4,464)	(2,236)
Realized gains (losses) on investments	(6,709)	54

Total revenues	$77,452	81,301

Earnings:
Earnings from operations	$14,087	12,199
Net realized gains (losses) on investments	(4,361)	35

Net earnings	$9,726	12,234

Basic Earnings Per Share:
Earnings from operations	$4.00	3.47
Net realized gains (losses) on investments	(1.24)	0.01

Net earnings	$2.76	3.48

Basic Weighted Average Shares	3,525	3,516

Diluted Earnings Per Share:
Earnings from operations	$3.97	3.44
Net realized gains (losses) on investments	(1.23)	0.01

Net earnings	$2.74	3.45

Diluted Weighted Average Shares	3,549	3,549

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493